Exhibit 3.31
                            ARTICLES OF INCORPORATION
                                       OF
                    SUNBELT THERAPY MANAGEMENT SERVICES, INC.

         1. Name. The name of the corporation is Sunbelt Therapy Management Services, Inc. (the "Corporation").

         2. Purpose. The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

         3. Initial Business. The Corporation initially intends to conduct the business of operating physical rehabilitation centers.

         4. Authorized Capital. The Corporation shall have authority to issue 400,000 shares of common stock and 100,000 shares of preferred stock.

         5. Preferred Stock.

                  5.1 Series. The board of directors is authorized, subject to limitations prescribed by law and these Articles of Incorporation, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Arizona, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  5.2 Rights and Limitations. The authority of the board of directors with respect to each series of preferred stock shall include, without limitation, determination of the following:

                       (a) The number of shares constituting that series and the distinctive designation of that series;

                       (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                       (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                       (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

                       (e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                       (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

                       (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                       (h) Any other relative rights, preferences and limitations of that series.

                  5.3 Dividends. Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

                  5.4 Liquidation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         6. Statutory Agent and Known Place of Business. The name and address of the initial statutory agent of the Corporation is Lawdock, Inc., One East Camelback Road, Suite 400, Phoenix, Arizona 85012. The initial Known Place of Business shall be 7272 East Indian School Road, Suite 214, Scottsdale, Arizona 85251.

         7. Initial Directors and Officers. The initial board of directors shall consist of five directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

Jerry M. Walker            7272 East Indian School Road, Suite 214, Scottsdale, Arizona 85251
Phillip R. Rollins         7272 East Indian School Road, Suite 214, Scottsdale, Arizona 85251
Craig R. Clark             7272 East Indian School Road, Suite 214, Scottsdale, Arizona 85251
Paul G. Henderson          7272 East Indian School Road, Suite 214, Scottsdale, Arizona 85251
Paige B. Plash             7272 East Indian School Road, Suite 214, Scottsdale, Arizona 85251


         The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws. The persons who are to serve as officers at the pleasure of the board of directors are:

                             Jerry M. Walker, Chairman
                             Paul Henderson, President
                             Craig R. Clark, Treasurer
                             Phillip R. Rollins, Secretary

         8. Incorporators. The incorporator of the Corporation, and his addresses, is:

                               Phillip R. Rollins
                    7272 East Indian School Road, Suite 214,
                            Scottsdale, Arizona 85251

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

         9. Distributions to Shareholders. The board of directors may authorize and the Corporation may make distributions to its shareholders except, if, after giving effect to such distribution, (i) the Corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the Corporation's total assets would be less than the sum of its total liabilities without regard for the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy any preferential rights of those shares not receiving the distribution.

         10. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except for liability (i) for the amount of a financial benefit received by a director to which the director is not entitled (ii) for an intentional infliction of harm on the Corporation or the shareholders, (iii) for an intentional violation of criminal law, or (iv) for a violation of Section 10-833 of the Arizona Business Corporation Act. If the Arizona Business Corporation Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. No amendment to the Arizona Revised Statutes that further limits the acts, omissions or transactions for which elimination or limitation of liability is permitted shall affect the liability of a director for any act, omission or transaction which occurs prior to the effective date of such amendment.

         EXECUTED this 27th day of March, 1996.


                                                /s/ Phillip R. Rollins
                                                --------------------------------
                                                Phillip R. Rollins, Incorporator



                                        3